Exhibit 99.1

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

New Brunswick, New Jersey, November 7, 2006 - Magyar Bancorp (NASDAQ: MGYR), parent company of Magyar Bank, announced today its results of operations for the three and twelve months ended September 30, 2006. For the quarter ended September 30, 2006, net income decreased $1.3 million to $236,000 from $1.5 million for the quarter ended September 30, 2005. The Company’s net income for the three months resulted in a basic and diluted earnings per share of $.04. For the twelve months ended September 30, 2006, the Company recorded net income of $5,000 compared to net income of $1.6 million for the twelve months ended September 30, 2005.

Included in the Company’s results of operations for the three and twelve months ended September 30, 2005 was a pre-tax gain on the sale of premises of $2.9 million. Included in the Company’s results of operations for the three and twelve months ended September 30, 2006 was a charge of $1.5 million recorded as a result of the creation and funding of the MagyarBank Charitable Foundation.

Non-performing loans increased $4.8 million to $5.4 million at September 30, 2006 from $577,000 at September 30, 2005. $5.1 million in loans to builder Kara Homes, LLC, as reported in the Company’s press release dated October 10, 2006, were responsible for the increase. Although the loans are secured by real estate and were performing as of September 30, 2006, management has placed this entire relationship on non-accrual status at year end. Loans made by the Bank to Solomon Dwek which were reported in the Company’s press release dated June 26, 2006 are currently performing.

Provisions against loan losses totaled $361,000 for the three months ended September 30, 2006 compared with $654,000 for the three months ended September 30, 2005. The Bank’s allowance for loan loss increased to $3.9 million, or 1.11% of loans, at September 30, 2006 from $3.1 million, or 1.16% of loans, at September 30, 2005.

For the three months ended September 30, 2006, net interest and dividend income increased $916,000, or 34.3%, over the three months ended September 30, 2005. At September 30, 2006, Magyar Bancorp had total assets of $434.2 million, an increase of $74.5 million, or 20.7%, from September 30, 2005.

“We are pleased to see our net interest margin increase during the fourth quarter, while continuing our growth in deposits and loans,” stated Elizabeth E. Hance, President and Chief Executive Officer of Magyar Bancorp. “Since September 30, 2005, our total loans have grown by $81.4 million or 30.1%, while deposits also increased during this time, growing $47.5 million or 17.1%. In addition, we increased our net interest margin from 3.41% for the three months ended September 30, 2005 to 3.80% for the three months ended September 30, 2006.”

The Bank also reported that it opened its fourth branch office in Branchburg, NJ in September 2006, and it has entered into an agreement with the University of Medicine and Dentistry, New Jersey to open a branch inside the Child Health Institute in New Brunswick. The branch is expected to open in the second quarter of the Bank’s 2007 Fiscal Year, and will give Magyar a total of five locations, including two in New Brunswick.

Magyar Bancorp common stock is traded on the Nasdaq Global Market under the symbol “MGYR”.

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 80 years with a complete line of financial products and services, and today Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick and Branchburg. Visit Magyar online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank to Kara Homes and Solomon Dwek, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

Magyar Bancorp, Inc.
Selected Consolidated Financial Data
($ in thousand, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Income Statement Data:
Interest and dividend income	$6,713	$4,614	$23,595	$15,577
Interest expense	3,124	1,941	10,387	6,020
Net interest income	3,589	2,673	13,208	9,557
Provision for loan losses	361	654	961	891
Net interest and dividend income after
provision for loan losses	3,228	2,019	12,247	8,666
Non-interest income	265	3,116	978	3,651
Non-interest expense	3,099	2,674	13,348	9,806
Income (loss) before income tax (benefit)	394	2,461	(123)	2,511
Income tax expense (benefit)	158	969	(128)	951
Net income	$236	$1,492	$5	$1,560

Per Share Data:
Basic earnings per share	$0.04	N/A	N/A	N/A
Book value per share	$8.14	N/A	N/A	N/A

Performance Ratios
Return on average assets	0.23%	1.72%	0.00%	1.80%
Return on average equity	1.97%	23.63%	0.04%	24.71%
Net interest margin	3.80%	3.41%	3.62%	3.36%

Balance Sheet Data:
Total Assets	$434,204	$359,705
Loans receivable	351,861	270,446
Allowance for loan losses	(3,892)	(3,129)
Investment securities - available for sale, at fair value	18,169	20,602
Investment securities - held to maturity, at cost	23,895	34,269
Deposits	325,602	278,090
Shareholders' Equity	48,212	24,388

Asset Quality
Nonaccrual loans	$5,378	$577
REO property	-	-
Allowance for loan losses to total loans receivable	1.11%	1.16%
Nonperforming loans to total loans receivable	1.53%	0.21%